Exhibit 99.1

For Immediate Release Contact: Glen Dall, Exec VP & COO (763) 392-6200; (888) 474-7677

Insignia Systems, Inc. Announces Its New Generation of POPSigns

MINNEAPOLIS – April 26, 2012 – Insignia Systems, Inc. (Nasdaq: ISIG) today announced that it has launched the next generation of POPSigns, which includes a new base Insignia POPSign®, ShapePOPS™, EquityPOPS™, and ShapePOPS™ Premier. This product line is a replacement to its previous Color POPSign product line, and leverages the power of the recently installed laser die-cut and finishing system. The line of signs feature rounded corners, duplex printing, improved paper stock, and offer an appealing way for brands and retailers to feature their products. ShapePOPS and ShapePOPS Premier are signs where the shape and content can be customized more intricately and more rapidly than the Company’s previous product offering.

Executive Vice President and COO Glen Dall commented, “We are very pleased to launch these new POPSign products, as we see them as a significant enhancement to our previous capabilities. We made a substantial investment last year by purchasing a customized laser die-cutter and finishing system that would allow us to elevate the quality and capability of the sign we offer our customers. The overall look and shape of the product is very appealing and we have already signed our first contract with a large CPG customer for this new sign, which is set to run in the second quarter of 2012.”

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com

###